FILED PURSUANT TO RULE NO.424(b)(3)
PROSPECTUS SUPPLEMENT                                REGISTRATION NO. 333-36490
(To Prospectus dated January 29, 2002)



                                 [LOGO OMITTED]





                        1,000,000,000 Depositary Receipts
                           Utilities HOLDRS (SM) Trust

     This prospectus supplement supplements information contained in the prospectus dated January 29, 2002 relating to the sale of up to 1,000,000,000 depositary receipts by the Utilities HOLDRS (SM) Trust.

     The share amounts specified in the table on page 10 of the base prospectus shall be replaced with the following:


                                                                                            Primary
                                                                               Share        Trading
                        Name of Company                         Ticker        Amounts        Market
     -----------------------------------------------------     --------      ---------      -------
     American Electric Power Company, Inc.                       AEP            14            NYSE
     Centerpoint Energy, Inc.                                    CNP            13            NYSE
     Consolidated Edison, Inc.                                    ED             9            NYSE
     Dominion Resources, Inc.                                     D             11            NYSE
     Duke Energy Corporation                                     DUK            30            NYSE
     Dynegy, Inc.                                                DYN            12            NYSE
     Edison International                                        EIX            15            NYSE
     El Paso Corporation                                          EP            10            NYSE
     Entergy Corporation                                         ETR            10            NYSE
     Exelon Corporation                                          EXC            15            NYSE
     FirstEnergy Corporation                                      FE            10            NYSE
     FPL Group, Inc.                                             FPL             8            NYSE
     Mirant Corporation                                          MIR          11.5308         NYSE
     PG&E Corporation                                            PCG            17            NYSE
     Progress Energy, Inc.                                       PGN             7            NYSE
     Public Service Enterprise Group Incorporated                PEG            10            NYSE
     Reliant Resources, Inc.                                     RRI          10.2518         NYSE
     The Southern Company                                         SO            29            NYSE
     Texas Genco Holdings, Inc. (1)                              TGN            .65           NYSE
     Texas Utilities Company                                     TXU            12            NYSE
     The Williams Companies, Inc.                                WMB            20            NYSE

     -----------------

     (1) As of January 10, 2003, as a result of a spin-off of Texas Genco Holdings, Inc. from CenterPoint Energy, Inc., Texas Genco Holdings, Inc. was included in Utilities HOLDRS. On January 10, 2003, for the 13 shares of CenterPoint Energy, Inc. per each round lot of 100 Utilities HOLDRS, The Bank of New York received 0.65 shares of Texas Genco Holdings, Inc.

     The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

            The date of this prospectus supplement is March 31, 2003.